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+--------+
| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        JONA, INC.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        1701 EAST E. STREET
    ----------------------------------------------------------------------------
                                   (Street)

        CASPER                        WY                              82601
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)            01/17/02
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol  WEBB INTERACTIVE SERVICES, INC.
                                              (WEBB.OB)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director    ___ Officer             _X_ 10% Owner    ___ Other
                        (give title below)                       (specify below)


    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)  01/23/02
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

    ____ Form Filed by One Reporting Person
    _XX_ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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
Common Stock           1,100,000(1)             D
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Common Stock              15,000(2)             I            By sole shareholder
                                                             and spouse
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

* If the form is filed by more than one reported person, see Instruction
  5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
Common Stock Warrants(1)
(right to buy)                 12/21/01  12/21/04   Common Stock          60,000        $1.00              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Warrants(1)
(right to buy)                 01/17/02  01/17/07   Common Stock       1,100,000        $1.00              D
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

Explanation of Responses:

(1) These securities are owned directly by Jona, Inc. and indirectly by Neil A. McMurry who is the sole shareholder of Jona, Inc.

(2) These securities are owned directly by Neil A. McMurry and his spouse, and indirectly owned by Jona, Inc.

                              JONA, INC.


                                /s/ Neil A. McMurry             April 10, 2002
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date
                                As President of Jona, Inc.

    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Joint Filer Statement

Name:                               Neil A. McMurry

Address:                            1701 E. East Street
                                    Casper, WY  82601

Designated Filer:                   Jona, Inc.

Issuer and Ticker Symbol:           Webb Interactive Services, Inc. (WEBB.OB)

Date of Event Requiring Statement:  January 17, 2002


Signature:                          /s/ Neil A. McMurry
                                   -------------------
                                   Neil A. McMurry